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                                                                      EXHIBIT 11

                           COHR INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

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                                                            THREE MONTHS
                                                                ENDED           SIX MONTHS ENDED
                                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                          -----------------     -----------------
                                                           1997       1996       1997       1996
                                                          ------     ------     ------     ------
NET INCOME ATTRIBUTABLE TO COMMON STOCK.................  $1,268     $1,064     $2,827     $1,995
                                                          ======     ======     ======     ======
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares
     outstanding........................................   6,433      4,570      6,426      4,566
  Dilutive effect of stock options and warrants after
     application of treasury stock method...............     209        262        224        266
                                                          ------     ------     ------     ------
  Number of shares used to compute primary earnings per
     share..............................................   6,642      4,832      6,650      4,832
Primary earnings per share..............................   $0.19      $0.22      $0.43      $0.41
                                                           =====      =====      =====      =====
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